EXHIBIT 10.1
September 1, 2009
Peter Hurwitz
[Address appears in the original]
Dear Peter,
Congratulations! It is my pleasure to offer you employment with Martha Stewart Living Omnimedia, Inc. (“MSO”) in the position of Executive Vice President and General Counsel, commencing September 28, 2009, on the terms set forth in this letter. We are excited about your contribution to our company.
As we discussed, you will be working in our 601 West 26th St, NY, NY location, and will report directly to Charles Koppelman, Executive Chairman, as the leader of the Legal Department. In this position your starting compensation will be $350,000 per year (“base salary”). This is payable as earned in 26 bi-weekly payments during each year. This position is considered an exempt position, which means you will not be eligible for overtime pay for hours worked in excess of 40 in a given workweek. You may be eligible for an annual bonus with a target of 70% of your base salary, which shall be determined and if applicable paid in accordance with MSO’s annual incentive plan as in effect from time to time. This will be prorated based upon your start date with MSO. The payment and amount of this annual bonus, if any, will be determined in MSO’s sole discretion based upon criteria such as company performance and upon management’s evaluation of your overall performance and conduct, in accordance with the annual incentive plan. Other than with respect to termination without cause as specified below, in no event, however, will you be eligible to receive any such bonus payment (or any portion thereof) if you are not actively employed by MSO on the date on which bonuses for the applicable year are paid to qualifying employees, nor will you be eligible for such bonus payment if you have given notice of employment termination on or before such date.
In addition to your compensation, you will be eligible to participate in MSO benefit plans and programs starting on your first day of employment which are offered to similarly classified employees, subject to MSO’s right to modify or terminate such benefit plans or programs at any time, and subject further to the eligibility requirements and terms of each such plan or program. These benefits are described in the materials contained in the offer letter packet. You will be entitled to four weeks of vacation annually, to be pro-rated for the first year, subject to the terms and conditions of MSO’s vacation policy.
You will receive an option to acquire 100,000 shares, which equity will be issued and priced on the first business day of the calendar month following your start date, in accordance with the Company’s policy on equity issuances. The grant and exercise of these stock options will be made subject to the provisions of the Company’s Omnibus Stock and Option Compensation Plan then in effect.
You will receive six months severance (six months base salary and six months pro-rated bonus) if within six months of your start date, you are terminated without “cause.” After six months of continuous employment, severance will increase to one year of base salary and your full bonus for the appropriate calender year. “Cause” shall mean you have engaged in willful, intentional misconduct that has resulted in material damage to the Company’s business or reputation; you have been convicted of a felony; or you have engaged in fraud against the Company or misappropriated Company property (other than incidental property). To receive severance you will be required to sign a separation agreement containing a waiver of any claims against the Company.

Included in the new-hire packet are MSO’s Confidentiality and Non-Disclosure Agreement and other standard MSO new hire agreements. Be sure to review these agreements. You must sign these agreements as a condition of your employment with MSO.
Your first day of work begins at 9:00 am on September 28, 2009. Please remember to bring original documents with you on your first day of work to establish your eligibility for employment in the United States in accordance with the Immigration Reform and Control Act of 1986 (please see enclosed list of acceptable documents).
Although we look forward to a mutually rewarding relationship, your employment with MSO shall be at all times on an “at will” basis, meaning that either you or MSO can terminate your employment at any time and for any reason, with or without cause or notice, and nothing contained herein shall be construed as establishing any other relationship between you and MSO.
You represent and warrant that you have the full right, power and authority to enter into this agreement and that your employment with the Company as contemplated herein will not violate any other agreement to which you are a party.
This letter contains the entire understanding between you and MSO concerning your employment with MSO and you acknowledge that in accepting this employment you have not relied on any oral representation made by any owner, employee, or agent of MSO.
If you wish to accept the offer and you agree to the terms and conditions set forth herein, please sign in the place provided below and return to me by September 14, 2009.
Should you have any questions about starting with the Company, please do not hesitate to contact me. We greatly look forward to having you join our Company and become a member of our team.
Sincerely,
/s/ Nancy Ashbrooke

Nancy Ashbrooke
Senior Vice President, Human Resources
Martha Stewart Living Omnimedia
I agree to the terms of the employment set forth above.
/s/ Peter Hurwitz

Peter Hurwitz
9/15/2009
Date